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                        SERVICE CORPORATION INTERNATIONAL          Exhibit 12.1
   RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                       (Thousands, except ratio amounts)



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                                                               YEARS ENDED DECEMBER 31,
                                                  1994        1993        1992        1991       1990
--------------------------------------------------------------------------------------------------------
Pretax income . . . . . . . . . . . . . . . . . $219,021    $173,492    $139,336    $108,872    $ 99,432
Undistributed income of less than 50% owned
  equity investees  . . . . . . . . . . . . . .   (1,019)       (325)       (718)       (252)       (146)
Minority interest in income of majority
  owned subsidiaries with fixed charges . . . .    2,234       1,938       1,798       1,752       1,334
Add fixed charges as adjusted (from below)  . .  101,831      78,841      68,584      59,508      52,845
                                                --------    --------    --------    --------    --------
                                                $322,067    $253,946    $209,000    $169,880    $153,465
                                                --------    --------    --------    --------    --------
Fixed charges:
  Interest expense:
    Corporate . . . . . . . . . . . . . . . . . $ 80,123    $ 59,631    $ 53,902    $ 42,429    $ 36,095
    Financial services. . . . . . . . . . . . .    9,912       7,725       5,826       9,453      10,171
    Capitalized . . . . . . . . . . . . . . . .      584         705         481         701         467
  Amortization of debt costs. . . . . . . . . .      311         288         328         116         126
  1/3 of rental expense . . . . . . . . . . . .   11,485      11,197       8,528       7,510       6,453
  Dividends on convertible preferred stock
    of subsidiary . . . . . . . . . . . . . . .      539         -           -           -           -
  Preferred dividends . . . . . . . . . . . . .      -           -           -           -         5,186
                                                --------    --------    --------    --------    --------
Fixed charges . . . . . . . . . . . . . . . . .  102,954      79,546      69,065      60,209      58,498

Fixed charges as adjusted:
  Less:  Capitalized interest . . . . . . . . .     (584)       (705)       (481)       (701)      (467)
         Dividends on convertible
           preferred stock of subsidiary. . . .     (539)        -           -           -          -
         Preferred dividend . . . . . . . . . .      -           -           -           -        (5,186)
                                                --------    --------    --------    --------    --------
Fixed charges as adjusted . . . . . . . . . . . $101,831    $ 78,841    $ 68,584    $ 59,508    $ 52,845
                                                --------    --------    --------    --------    --------
Ratio (earnings divided by fixed charges) . . .     3.13        3.19        3.03        2.82        2.62
                                                ========    ========    ========    ========    ========
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